EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Syntax-Brillian Corporation of our report dated September 8, 2006, with respect to the consolidated balance sheets of Syntax-Brillian Corporation as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2006, which report appears in the June 30, 2006 Annual Report on Form 10-K/A of Syntax-Brillian Corporation.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus which is part of this Registration Statement.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
November 21, 2006